Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717

Phone: 631.231.4600

www.medical-action.com

CONTACT:	Charles L. Kelly – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS

THIRD QUARTER FISCAL 2011 RESULTS

Company Focused on AVID Acquisition Integration

BRENTWOOD, NY, February 1, 2011 – Medical Action Industries Inc. (NASDAQ/MDCI), a supplier of medical and surgical disposable products, today reported results for the fiscal 2011 third quarter ended December 31, 2010.

Net sales for the fiscal 2011 third quarter were $104,477,000 an increase of $31,301,000 or 43%, above the $73,176,000 in net sales reported for the comparable three months of fiscal 2010. Net sales for the most recent quarter included $33,104,000 in custom procedure tray sales generated by AVID Medical, Inc. which was acquired by Medical Action on August 27, 2010. Excluding sales of custom procedure trays, Medical Action’s net sales for the three months ended December 31, 2010 were $71,373,000 representing a decline of $1,803,000 or 2%, from the comparable prior year period.

Net income for the fiscal 2011 third quarter was $2,304,000 or $0.14 per basic and diluted share, versus $4,010,000 or $0.25 per basic and diluted share reported for the comparable three months of fiscal 2010.

Net sales for the nine months ended December 31, 2010 were $257,221,000 an increase of $38,298,000 or 17%, from the $218,923,000 in net sales reported for the comparable nine months of fiscal 2010. Net income for the nine months ended December 31, 2010 was $3,269,000 or $0.20 per basic and diluted share, compared to the $11,647,000 or $0.72 per basic and diluted share, reported for the comparable nine months of fiscal 2010. Included in net income for the nine months ended December 31, 2010 were an extraordinary loss of $1,455,000 or $0.05 per basic and diluted share (net of applicable tax benefit), due to weather-related water damage at an off-site warehouse used to store finished goods inventory and one time transaction costs of $1,335,000 or $0.05 per basic and diluted share (net of applicable tax benefit) related to the acquisition of AVID Medical, Inc.

“Our management team remains focused on completing the integration of AVID Medical, Inc.,” said Chief Executive Officer and President, Paul D. Meringolo. “While there remains work to be done to fully execute our integration strategies, we are very pleased with our progress. We have completed the consolidation of our sales teams and will finish integration of manufacturing operations during our fiscal fourth quarter. We are now engaged in activities focused on growing sales of custom procedure trays, as well as our existing product lines through our fully staffed sales and marketing teams.”

“While market conditions and customer ordering patterns continue to be unsettled, we remain optimistic that we will provide positive results over the next few quarters”, Meringolo said. “The ongoing, broad based market rally in commodities is placing pressure on the cost of our raw materials, principally cotton and resin, and is adversely effecting our gross margins. We are responding to these rising commodity prices by increasing selling prices where market conditions and our supply contracts permit, managing raw material costs and controlling our operating expenses.”

Medical Action invites its shareholders and other interested parties to attend its conference call at 4:30 p.m. (ET) on February 1, 2011. You may participate in the conference call by calling (888) 334-3932 (domestic) or (973) 935-8511 (international); conference ID #37258709. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 7:00 p.m. (ET) on February 1, 2011.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009

Net sales	$104,477	$73,176	$257,221	$218,923
Cost of sales	86,055	55,961	211,415	167,557

Gross profit	18,422	17,215	45,806	51,366

Selling, general and administrative expenses	13,551	10,262	37,299	30,894

Operating income	4,871	6,953	8,507	20,472

Interest expense	1,116	290	1,743	1,124
Interest income	—	(1)	(1)	(2)

Income before income taxes and extraordinary item	3,755	6,664	6,765	19,350
Income tax expense	1,451	2,654	2,600	7,703

Income before extraordinary item	2,304	4,010	4,165	11,647
Extraordinary loss (net of tax benefit of $559)	—	—	(896)	—

Net income	$2,304	$4,010	$3,269	$11,647

Per share basis:
Basic
Income before extraordinary item	$0.14	$0.25	$0.25	$0.72
Extraordinary loss	—	—	(0.05)	—

Net income	$0.14	$0.25	$0.20	$0.72

Diluted
Income before extraordinary item	$0.14	$0.25	$0.25	$0.72
Extraordinary loss	—	—	(0.05)	—

Net income	$0.14	$0.25	$0.20	$0.72

MEDICAL ACTION INDUSTRIES INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2010		March 31, 2010
ASSETS	(Unaudited	)
CURRENT ASSETS:
Cash and cash equivalents	$4,914		$5,641
Accounts receivable, less allowance for doubtful accounts of $800 at December 31, 2010 and $659 at March 31, 2010	28,398		18,294
Inventories, net	59,259		34,860
Prepaid expenses	2,123		1,109
Deferred income taxes	3,289		2,363
Prepaid income taxes	66		785
Other current assets	1,255		396

Total current assets	99,304		63,448

Property, plant and equipment, net	54,766		39,816
Goodwill, net	110,783		80,699
Other intangible assets, net	42,520		14,457
Other assets, net	3,503		2,376

Total assets	$310,876		$200,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,649		$11,691
Accrued expenses	23,709		12,216
Current portion of capital lease obligation	73		—
Current portion of long-term debt	16,360		15,501

Total current liabilities	55,791		39,408
Deferred income taxes	27,624		15,932
Capital lease obligation, less current portion	13,823		—
Long-term debt, less current portion	66,827		2,734

Total liabilities	164,065		58,074

Commitments and Contingencies
Stockholders’ Equity
Common stock 40,000,000 shares authorized, $.001 par value; issued and outstanding 16,377,003 shares at December 31, 2010 and 16,344,411 shares at March 31, 2010	16		16
Additional paid-in capital	33,405		32,585
Accumulated other comprehensive loss	(374)		(374)
Retained earnings	113,764		110,495

Total stockholders’ equity	146,811		142,722

Total liabilities and stockholders’ equity	$310,876		$200,796

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